UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2008

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-276-0477

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2008, Digital Angel Corporation, a Delaware corporation (“Digital Angel”), a wholly-owned subsidiary of Applied Digital Solutions, Inc., a Delaware corporation, entered into Amendment No. 1 to the Product Supply and Distribution Agreement dated February 13, 2007 (the “Amended Agreement”), by and between Digital Angel and Schering-Plough Home Again LLC (“Schering”). The Amended Agreement governs the terms pursuant to which Digital Angel has agreed to provide Schering electronic identification microchips and scanners as part of the Home Again® Proactive Pet Recovery Network. During the term of the Amended Agreement, Digital Angel will exclusively manufacture, supply and sell to Schering and Schering will exclusively purchase from Digital Angel certain Products (as defined in the Amended Agreement). The Amended Agreement contains, among other things, minimum purchase requirements by Schering. The Amended Agreement prohibits Digital Angel from manufacturing, supplying or selling the Products to any other person, governmental authority or entity in the Territory (as defined in the Amended Agreement). The initial term began February 13, 2007 for a period of 24 months with an option for Schering to extend the term for an additional 12 months. The Amended Agreement also grants to Schering exclusive distribution, marketing and sale rights to Digital Angel’s RFID products in the Companion Animal market in the Territory and non-exclusive distribution, marketing and sale rights to Digital Angel’s RFID Biotherm Product in the Designated Animal market in the Designated Animal Territory subject to a maximum amount of units of such RFID Biotherm Products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.

Date: January 8, 2008

By: /s/ Lorraine M. Breece

Name: Lorraine M. Breece Title: Senior Vice President and Acting Chief Financial Officer